EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made effective as of April 1, 1999, by and between Ross Stores, Inc. (the "Company") and James Fassio (the "Executive"). The Executive is presently employed by the Company as Senior Vice President, Property Development and it is now the intention of the Company and the Executive to enter into a written employment agreement. Accordingly, the Company and the Executive enter into this Agreement.

     1. Term. The employment of the EXECUTIVE by the Company will continue as of the effective date hereof and end on April 1, 2002, unless extended or terminated in accordance with this Agreement. For so long as the EXECUTIVE is employed by the Company, upon the written request of the EXECUTIVE, the Company's Chief Executive Officer shall request that the Board of Directors of the Company ("Board") consider extending the EXECUTIVE's employment with the Company. The initial such request must be delivered to the Chief Executive Officer no later than February 1, 2001 and subsequent requests must be delivered at least twelve months before the end of any extended term of this Agreement. The Chief Executive Officer shall advise the EXECUTIVE, in writing, within thirty (30) days following the EXECUTIVE's written request, whether the requested extension has been approved. The failure of the Chief Executive Officer to provide such written advice shall constitute approval of the EXECUTIVE's request for extension. If the EXECUTIVE's request for an extension is approved, this Agreement shall be extended two additional years.

     2. Position and Duties. The EXECUTIVE shall serve as Senior Vice President, Property Development of the Company. The
EXECUTIVE shall report directly to the Company's Chief Operating Officer. The EXECUTIVE shall devote substantially all of his working time and efforts to the business and affairs of the Company. During the term of his employment, the EXECUTIVE may engage in outside activities provided those activities do not conflict with his duties and responsibilities hereunder, and provided further that the EXECUTIVE gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit. The EXECUTIVE may not render services to or invest in any business competitive with any existing or contemplated business of the Company except with respect to personal investments in securities, limited partnerships or similar passive investment interests that are publicly traded subject to the restrictions set forth in paragraph 9.

     3. Place of Performance. The EXECUTIVE shall be employed at the Company's offices in Newark, California except for required travel on the Company's business.

     4.   Compensation and Related Matters.

          a. Salary. During his employment, the Company shall pay the EXECUTIVE a monthly salary of $30,000 less applicable withholding
($360,000 on an annualized basis).  This salary shall be payable in equal installments in accordance with the Company's normal payroll practices applicable to senior officers.  Subject to the first sentence of this paragraph, the EXECUTIVE's salary may be adjusted upward from time to time by the Company in accordance
with normal business practices of the Company.   In the event of
the occurrence of a Change of

Control (as defined in paragraph 6(f) hereof), then during the period commencing on the effective date of the Change of Control and expiring two years thereafter (the "Remaining Term"), the EXECUTIVE shall receive as additional salary the aggregate amount of $500,000 per year (the "Additional Salary") which shall be payable in equal installments during the Remaining Term in accordance with the Company's normal payroll policies applicable for senior officers. The provisions of paragraph 1 ("Term") of the Agreement notwithstanding, the EXECUTIVE's employment by the Company under this Agreement shall continue until the later of
(a) the expiration of the Remaining Term or (b) the expiration of any extension pursuant to paragraph 1. If any portion of the Additional Salary is subject to the tax ("Excise Tax") imposed by
Section 4999 of the Internal Revenue Code, the Company shall reimburse the EXECUTIVE in such amounts so that, after deduction of any Excise Taxes paid by the EXECUTIVE and any federal, state or local income tax and Excise Taxes paid upon such reimbursements, the net amounts retained by the EXECUTIVE are equal to the Additional Salary. For all purposes of paragraph 8 hereof ("Compensation and Benefits Upon Termination"), the Additional Salary shall be included within the term "salary" as used in such paragraph 8. Notwithstanding the above, the Additional Salary shall not be included in base salary for purposes of determining any payments under the Company's Incentive Compensation Plan. The EXECUTIVE's entitlement to this Additional Salary is expressly conditioned upon the EXECUTIVE's compliance with the terms of this Agreement.

          b. Bonus. During his employment the Company shall pay the EXECUTIVE an annual bonus in accordance with the terms of a bonus incentive plan that covers the EXECUTIVE (or any replacement plan of substantially equivalent or greater value that may subsequently be established and in effect at the time for such action).

          c. Expenses. During his employment the EXECUTIVE shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          d. Other Benefits. The EXECUTIVE shall be entitled to continue to participate in all of the Company's employee benefit plans and arrangements in effect on the date hereof in which the EXECUTIVE now participates (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan, deferred compensation plan, short-term and long-term incentive plan, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, physical examination program, dental care plan, accidental death and disability plan, survivor income plan, relocation plan, financial, tax and legal counseling programs, and vacation plan).
The Company shall not make any changes in such plans or arrangements which would adversely affect the EXECUTIVE's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the EXECUTIVE as compared with any other senior executive of the Company. The EXECUTIVE shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the EXECUTIVE under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus payable under subsections (a) and (b).

          e. Vacations. The EXECUTIVE shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan. The EXECUTIVE shall also be entitled to all paid holidays given by the Company to its executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the EXECUTIVE's termination of employment with the Company, shall be promptly paid to the EXECUTIVE at their then-current value, based on the EXECUTIVE's rate of pay at the time of his termination of employment.

          f. Services Furnished. The Company shall furnish the EXECUTIVE with office space and such services as are suitable to the EXECUTIVE's position and adequate for the performance of his duties.

     5.   Confidential Information.

a. The EXECUTIVE agrees not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained while in the employ of the Company, including, without limitation, any of the Company's inventions, processes, methods of distribution or customers or trade secrets; provided, however, that this provision shall not preclude the EXECUTIVE from use or disclosure of information known generally to the public or from disclosure required by law or court order.

          b. The EXECUTIVE agrees that upon leaving the Company's employ, he will make himself reasonably available to answer questions from Company officers regarding his former duties and responsibilities and the knowledge he obtained in connection therewith. In addition, he will not take with him, without the prior written consent of any officer authorized to act in the matter by the Board, any study, memoranda, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions.

          c. The EXECUTIVE understands and agrees that his obligation pursuant to this paragraph 5 shall survive the termination of this Agreement and his termination of employment for any reason under this Agreement.

     6. Termination. The EXECUTIVE's employment may be terminated during the term of this Agreement only as follows:

          a. Death. The EXECUTIVE's employment shall terminate upon his death.

          b. Disability. If, as a result of the EXECUTIVE's incapacity due to physical or mental illness, the EXECUTIVE shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company or the EXECUTIVE (which may occur before or after the end of such six-month period), the EXECUTIVE shall not have returned to the performance of his duties hereunder on a full-time basis, the EXECUTIVE's employment shall terminate. A termination of employment pursuant to this paragraph 6(b) shall be deemed an involuntary termination for purposes of this Agreement or any plan or practice of the Company.

          c. Cause. The Company may terminate the EXECUTIVE's employment for Cause. The Company shall have "Cause" to terminate the EXECUTIVE's employment upon (A) the continued failure by the EXECUTIVE to substantially perform his duties hereunder (other than a failure resulting from a disability as defined in subsection (b)) after written notice is delivered by the Company that specifically identifies the manner in which the EXECUTIVE has not substantially performed his duties, or (B) the engaging by the EXECUTIVE in knowing, illegal or grossly negligent conduct which is materially injurious to the Company monetarily or otherwise.

          d.   Without Cause.   The Company may terminate the EXECUTIVE's
employment at any time without cause. A termination "without cause" is a termination of the EXECUTIVE's employment by the Company for any reason other than those set forth in subsections
(a)[Death], (b)[Disability] or (c)[For Cause] of this paragraph.

          e. Termination by Executive for Good Reason. The EXECUTIVE may terminate his employment with the Company for Good Reason which shall be deemed to occur if he terminates his employment within six months after (i) written notice of a failure by the Company to comply with any material provision of this Agreement which failure has not been cured within ten days after such written notice of noncompliance has been given by the EXECUTIVE to the Company; (ii) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the EXECUTIVE currently maintains without the express written consent of the EXECUTIVE; or (iii) the Company requires that the EXECUTIVE relocate his place of employment or residence outside of the San Francisco Bay Area.

          f. Termination Following Change of Control. The EXECUTIVE may terminate his employment with the Company within six months after a Change of Control, which shall be deemed to have occurred in the event of: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, in a single or series of related transactions, after which sale or exchange the stockholders of the Company immediately prior to such transactions do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the Company is a party after which merger the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred). Provided, however, that the EXECUTIVE shall not be entitled to terminate his employment under this subsection in the event that the purchaser of the Company, or any successor by merger, consolidation or otherwise, or the entity to which all or a significant portion of the

Company's assets have been transferred, shall have expressly assumed in writing all duties and obligations of the Company under this Agreement.

          g. Voluntary Termination. The EXECUTIVE may voluntarily terminate his employment with the Company at any time. A termination of employment by the EXECUTIVE pursuant to paragraph 6(e)[For Good Reason] or (f)[Change of Control] shall not be deemed a voluntary termination by the EXECUTIVE for purposes of this Agreement or any plan or practice of the Company but shall be deemed an involuntary termination.

          h.   Non-Renewal.   If the EXECUTIVE fails to request an
extension of this Agreement in accordance with paragraph 1, or if the Board shall fail to approve such request, this Agreement shall automatically expire at the end of its term. Such expiration shall not entitle the EXECUTIVE to any compensation or benefits except as earned by the EXECUTIVE through the date of expiration of this Agreement and set forth in paragraph 8(e).
The parties shall have no further obligations to each other thereafter except as set forth in paragraphs 5 and 11.

     7.   Notice and Effective Date of Termination.

          a. Notice. Any termination of the EXECUTIVE's employment by the Company or by the EXECUTIVE during the term of this Agreement
(other than as a result of death) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the EXECUTIVE's employment under that provision.

          b.   Date of Termination.   The date of termination shall be:

               (i) if the EXECUTIVE's employment is terminated by his death, the date of his death;

               (ii) if the EXECUTIVE's employment is terminated pursuant to paragraph 6(b)[Disability], the date of termination shall be the 31st day following delivery of the notice of termination;

               (iii) if the EXECUTIVE's employment is terminated for any other reason by either party, the date on which a notice of termination is delivered to the other party; and

               (iv) if the Agreement expires pursuant to paragraph 6(h)[Non-Renewal], the parties' employment relationship shall terminate on the last day of the term of this Agreement without any notice.

     8.   Compensation and Benefits Upon Termination.

          a. Disability, Without Cause or For Good Reason. If the EXECUTIVE's employment terminates pursuant to paragraph
6(b)[Disability], (d)[Without Cause] or (e)[For Good Reason], the
Company shall:

               (i) Salary: continue to pay the EXECUTIVE his then-current salary through the remaining term of this Agreement as defined in paragraph 1;

               (ii) Bonus: continue to pay the EXECUTIVE an annual bonus(es) throughout such remaining term; each such bonus shall be in an amount equal to the greater of (A) the EXECUTIVE's bonus during the year prior to his termination or (B) the bonus that the EXECUTIVE would have earned under the Company's bonus plan in the year that he was terminated had he remained in its employment;
provided, however, that such post-termination bonuses shall not exceed the lesser of the 100% targeted amounts for those bonus payments in the prior and then-current year, and such bonuses shall not be paid until due under the Company's present bonus plan;

               (iii)     Stock Options:   with respect to any stock options
granted to the EXECUTIVE by the Company, the EXECUTIVE shall immediately become vested in any unvested stock options upon such termination; and

               (iv) Restricted Stock: with respect to any restricted stock granted to the EXECUTIVE by the Company which has not become vested as of such termination, the EXECUTIVE shall immediately become vested in a pro rata portion of such unvested stock determined on the basis of the number of full months that have elapsed from the date of grant of such restricted stock. Such pro rata vesting shall be determined separately with respect to each portion of any restricted stock grant that is subject to a different restriction lapse date. That is, for each portion of any restricted stock grant that is subject to a different restriction lapse date, the EXECUTIVE shall immediately become vested in the number of shares that equals (i) the quantity A divided by B times C minus (ii) the number of shares that have previously vested [(A/B x C)-D], where A is the number of full months that have elapsed from the date of grant to and including the date of termination, B is the number of months between the date of grant and the restriction lapse date, C is the number of shares that would otherwise become vested on that restriction lapse date and D is the number of shares that have previously vested. As a hypothetical example, presume the EXECUTIVE had been granted 30,000 shares of restricted stock on April 1, 1999, and that the restrictions on that grant lapse as to 10,000 shares on April 1, 2000, 5,000 shares on April 1, 2001, and 15,000 shares on April 1, 2002. If the EXECUTIVE's employment terminated pursuant to paragraph 6(b) on September 1, 1999 (i.e., at a time when no shares had previously vested), the EXECUTIVE would immediately become vested under this subsection (iv) in 5,000 of the shares whose restrictions were to lapse on April 1, 2000, 1,250 of the shares whose restrictions were to lapse on April 1, 2001, and 2,500 of the shares whose restrictions were to lapse on April 1, 2002.

The Company shall have no further obligations to the EXECUTIVE as a result of such termination except as set forth in paragraph 11.

          b.   For Cause.   If the EXECUTIVE's employment is terminated for
cause as defined in paragraph 6(c)(A)[Failure to Perform], the EXECUTIVE shall receive the post-termination compensation and benefits described in paragraph 8(a)[Compensation and Benefits
Upon Disability, Termination Without Cause or For Good Reason].
If the EXECUTIVE's employment is terminated for cause as defined in paragraph 6(c)(B)[Materially Injurious Conduct], he shall only receive the post-termination compensation and benefits described in paragraph 8(d) [Compensation and Benefits Upon Voluntary
Termination].

          c.   Change of Control.   Upon a Change of Control (whether or
not the EXECUTIVE's employment terminates), the EXECUTIVE shall immediately become vested in any shares of restricted stock granted to the EXECUTIVE by the Company which had not vested prior to the Change of Control. In addition, if the EXECUTIVE's employment terminates pursuant to paragraph 6(f)[Change of Control], the Company shall:

               (i) Salary: continue to pay the EXECUTIVE his then-current salary through the remaining term of this Agreement as defined in paragraph 1;

               (ii) Bonus: continue to pay the EXECUTIVE his annual bonus(es) throughout such remaining term; each such bonus shall be in an amount equal to the greater of (A) the EXECUTIVE's bonus during the year prior to his termination or (B) the bonus that the EXECUTIVE would have earned under the Company's bonus plan in the year that he was terminated had he remained in its employment;
provided, however, that such post-termination bonuses shall not exceed the lesser of the 100% targeted amounts for those bonus payments in the prior and then-current year, and such bonuses shall not be paid until due under the Company's present bonus plan; and

               (iii) Stock Options: with respect to any stock options granted to the EXECUTIVE by the Company, the EXECUTIVE shall immediately become vested in any unvested stock options upon such termination.

The Company shall reimburse the EXECUTIVE for any excise taxes paid by the EXECUTIVE pursuant to Internal Revenue Code section 4999 as a result of any "excess parachute payments" that he receives from the Company as determined under section 280G of said Code. This reimbursement shall not include any additional amount to cover the EXECUTIVE's income or other taxes on such reimbursement. The Company shall have no further obligations to the EXECUTIVE as a result of such termination except as set forth in paragraph 11.

          d.   Death or Voluntary Termination.   If the EXECUTIVE's
employment terminates pursuant to paragraph 6(a)[Death] or 6(g)[Voluntary Termination], he (or his designee or his estate) shall be paid his salary through his termination date and not thereafter. He (or his designee or his estate) shall not be entitled to any bonus payments which were not fully earned prior to his termination date, and he (or his designee or his estate) shall not be entitled to any pro-rated bonus payment for the year in which his employment terminates. Any stock options granted to the EXECUTIVE by the Company will continue to vest only through the date on which his employment terminates (provided, however, that if the EXECUTIVE's employment terminates as a result of his voluntary termination (but not as a result of his death) within six months after a Change of Control, the EXECUTIVE shall immediately become fully-vested in any unvested stock options previously granted to him by the Company) and any restricted stock that was granted to the EXECUTIVE by the Company that is unvested as of the date on which his employment terminates will automatically be reacquired by the Company and the EXECUTIVE (or his designee or his estate) shall have no further rights with respect to such restricted stock.
The Company shall have no further obligations to the EXECUTIVE as a result of the termination of his employment pursuant to paragraph 6(a)[Death] or 6(g)[Voluntary Termination] except as set forth in paragraph 11.

          e. Non-Renewal. If the Agreement expires as set forth in paragraph 6(h)[Non-Renewal], the Company shall have no further obligations to the EXECUTIVE except as set forth in paragraph 11 and except that with respect to any restricted stock granted to the EXECUTIVE by the Company which has not become vested as of such expiration date, the EXECUTIVE shall immediately become vested in a pro rata portion of such unvested stock determined on the basis of the number of full months that have elapsed from the date of grant of such restricted stock (as described more fully in paragraph 8(a)(iv)).

     9. Employment and Post-Employment Restrictions. The Company and the EXECUTIVE acknowledge that the Company has a special interest in and derives significant benefit from the unique skills and experience of the EXECUTIVE. In addition, the EXECUTIVE will use and have access to some of the Company's proprietary and valuable Confidential Information during the course of the EXECUTIVE's employment. Accordingly, except as hereafter noted, during the term of the EXECUTIVE's employment with the Company and in the event that the EXECUTIVE voluntarily terminates his employment with the Company prior to April 1, 2002, the EXECUTIVE agrees that for a period of three years following his voluntary termination pursuant to paragraph 6(g), he shall not provide any labor, work, services or assistance to (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise)
Burlington Coat Factory Warehouse Corporation, Dillard Department Stores, Inc., Filene's Basement Corp., The Federated Stores, The May Department Stores Company, The TJX Companies, Inc. and Value City Department Stores, Inc. as well as all subsidiaries, divisions and/or the surviving entity of any of the above that do business in the retail industry in the case of a merger or acquisition. However, this subsection shall not prohibit the EXECUTIVE from making any investment of 1% or less of the equity securities of any publicly-traded corporation that is engaged in any business of the type or character engaged in by the Company. The preceding sentence shall have no force and effect in the event that (i) the EXECUTIVE's employment with the Company is terminated (1) by the Company pursuant to paragraph 6(c)[with Cause], 6(d)[without Cause] or (2) by the EXECUTIVE pursuant to either paragraph 6(e)[Termination by the Executive for Good
Reason] or paragraph 6(f)[Termination Following Change of
Control] or (ii) the Company fails to approve or grant an extension of this Agreement in accordance with paragraph 1 hereof.

     During the term of the EXECUTIVE's employment with the Company and for a period of three years following the termination of that employment for any reason, the EXECUTIVE shall not directly or indirectly solicit any other employee of the Company to terminate his or her employment with the Company.

     10. Exercise of Stock Options Following Termination. If the EXECUTIVE's employment terminates pursuant to paragraph 6(a)[Death] or (b)[Disability], he (or his estate) may exercise his right to purchase any vested stock under the stock options granted to him by the Company for up to one year following the date of his termination, but not later than the termination date of such options. In all other instances, he may exercise that right for up to three months following the date of his termination, but not later than the termination date of such options. All such purchases must be made by the EXECUTIVE in accordance with the applicable stock option plans and agreements between the parties.

     11. Insurance and Indemnity. The Company shall, to the extent permitted by law, include the EXECUTIVE during the term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the EXECUTIVE in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance and indemnify the EXECUTIVE shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the EXECUTIVE occurring during the EXECUTIVE's employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the EXECUTIVE's heirs and personal representatives.

     12.  Successors; Binding Agreement.   This Agreement and all
rights of the EXECUTIVE hereunder shall inure to the benefit of and be enforceable by the EXECUTIVE's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the EXECUTIVE should die while any amounts would still be payable to him hereunder all such amounts shall be paid in accordance with the terms of this Agreement to the EXECUTIVE's written designee, or if there be no such designee, to the EXECUTIVE's estate.

     13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the EXECUTIVE:     James Fassio
                                   c/o Ross Stores, Inc.
                                   8333 Central Avenue
                                   Newark, CA 94560-3433

          If to the Company:       Ross Stores, Inc.
                                   8333 Central Avenue
                                   Newark, CA 94560-3433
                                   Attention:  Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14. Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the EXECUTIVE and the chairman of the Compensation
Committee of the Board or such other person as may be designated by the Board.

This Agreement, along with any stock option or restricted stock agreements between the parties, constitute the entire agreement between the parties regarding their employment relationship. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     15. Governing Law; Severability. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     16. Severability. In the event any provision of this Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Company shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

     17. Mitigation. In the event the EXECUTIVE's employment with the Company terminates for any reason other than death, the EXECUTIVE shall be obligated to seek other employment following such termination in order to mitigate payments that the Company may be required to make to him or for his benefit hereunder.
Such obligation shall not apply during any period in which the EXECUTIVE is disabled. If the EXECUTIVE obtains other employment during any period in which he is entitled to receive continued salary or bonus payments under paragraph 8, any salary or bonus payments earned by the EXECUTIVE during such period shall reduce the Company's obligation to pay continued salary and/or bonus payments under paragraph 8 by the amount of the salary and/or bonus payments so earned by the EXECUTIVE.

     18. Withholding. All payments required to be made by the Company hereunder to the EXECUTIVE or his estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the EXECUTIVE may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing Nasdaq price on the date preceding the date the withholding is determined.

     19. Arbitration. In the event of any dispute or claim relating to or arising out of the parties' employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information or to any disputes or claims relating to or arising out of the EXECUTIVE's failure to comply with the requirements of paragraph 9 regarding Employment and Post-
Employment Restrictions.

     20. Attorneys' Fees. Each party shall bear its own attorneys' fees and costs incurred in any action or dispute arising out of this Agreement.

     21. Miscellaneous. No right or interest to, or in, any payments shall be assignable by the EXECUTIVE; provided, however, that this provision shall not preclude the EXECUTIVE from designating in writing one or more beneficiaries to receive any amount that may be payable after the EXECUTIVE's death and shall not preclude the legal representative of the EXECUTIVE's estate from assigning any right hereunder to the person or persons entitled thereto.
This Agreement shall be binding upon and shall inure to the benefit of the EXECUTIVE, his heirs and legal representatives and the Company and its successors.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date and year first above written.



                                     ROSS STORES, INC.

/s/ James Fassio
James Fassio                         By: /s/ Melvin A. Wilmore

                                     Title:  President & COO